Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Endologix, Inc.:
We consent to the use of our reports dated March 14, 2013, with respect to the consolidated balance sheet of Endologix, Inc. and subsidiaries as of December 31, 2012, and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity, and cash flows for the year ended December 31, 2012, the related consolidated financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2012, incorporated herein by reference.

/s/ KPMG LLP

Irvine, California
March 14, 2013